Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

by and among

Ondas Holdings Inc.,

a Nevada corporation,

and

Smart Precision Optics S.P.O Ltd.,

a company organized under the laws of the State of Israel

and

Shamir Investment Entrepreneurship Acs Ltd.,

an agricultural cooperative society organized under the laws of the State of Israel

Dated as of August 14 2025

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (together with all annexes, exhibits and schedules hereto, the “Agreement”) is made and entered into as of August 14, 2025 (“Agreement Date”), by and among Smart Precision Optics S.P.O LTD., a company organized under the laws of the State of Israel (the “Company”); Shamir Investment Entrepreneurship ACS LTD., an agricultural cooperative society organized under the laws of the State of Israel (“Shamir”); ; and Ondas Holdings Inc., a Nevada corporation (“Ondas” or “Buyer”).

A.	WHEREAS, the Company is currently engaged in the field of designing, developing, manufacturing, and supplying of optical and electro optical components, elements, modules, assemblies and sub-assemblies, and products (“Company Business”);

B.	WHEREAS, Shamir holds 100% of the issued and outstanding share capital of the Company, on a Fully Diluted Basis (as defined below), except for 890 Ordinary Shares held by IBI Trusts Management Ltd. in trust for Ehud Netzer (the “Minority Shareholder”);

C.	WHEREAS, the Board of Directors of the Company (“Board”) has determined that it is in the best interests of the Company to raise capital by means of issuance and sale of Company Shares, (as defined below) to the Buyer, as more fully set forth in this Agreement;

D.	WHEREAS, at the Closing (as defined herein) Buyer desires to purchase from the Company, and the Company desires to issue and sell to Buyer, 26,947 Company Shares, in consideration for the Investment Amount (“Purchased Shares”);

E.	WHEREAS, at the Closing, Buyer desires to purchase from Shamir Capital Notes constituting 51% of the outstanding Capital Notes issued by the Company in the aggregate (the “Purchased Notes”), in consideration for NIS1.00 (the “Immediate Payment”) plus the Contingent Consideration, as defined below;

F.	WHEREAS, after the Closing, the Buyer will own the Purchased Shares and Purchased Notes which shall reflect 51% of the share capital of the Company on a Fully Diluted Basis;

G.	The Board has carefully considered the terms of this Agreement and have unanimously determined that this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), are in the best interests of, and are advisable to, the Company and Shamir.

H.	NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1 - DEFINITIONS

In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the indicated meanings, unless the context otherwise requires:

“$” shall mean US Dollar.

“Accredited Investor” as such term is defined in Rule 501(a) under the Securities Act.

“Accredited Investor Questionnaire” means the questionnaire substantially in the form attached hereto as Exhibit A (the “Questionnaire”).

“Affiliate”, with respect to any Person, means any other Person that is Controlled by, Controls, or is under common Control with such Person.

“Aggregate Consideration” means the sum of (i) the Investment Amount, plus (ii) the Contingent Consideration, plus (iii) the Immediate Payment, which in the aggregate shall not exceed NIS 24,000,001.

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday or any other day on which banking institutions in the United States or in the State of Israel are not open for the transaction of normal banking business.

“Capital Notes” means capital notes in an aggregate amount of approx. NIS 71,000,000 issued to Shamir by the Company against investments made by Shamir in the Company comprising of: (i) such capital notes in an aggregated amount of [NIS 65,110,278] as reflected in the Company’s financial statement for the period ending on 31/12/2024, in the forms attached hereto as Exhibit B, and (ii) such additional capital notes in the same form to be issued to Shamir by the Company prior to the Closing; in each case amended as provided herein below.

“Company Cash” means, without duplication, the aggregate amount of unrestricted cash and cash equivalents of the Company, determined in accordance with GAAP.

“Company Debt” means, without duplication, in accordance with GAAP: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all amounts owing as deferred purchase price for property, services or assets purchased, including notes, holdbacks, any earn-outs (at the maximum amount) or deferred or contingent consideration for the acquisition of any business, (iii) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (iv) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (v) all obligations secured by any Liens existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vi) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid in respect of any of the foregoing on prepayment as a result of the consummation of the transactions contemplated hereunder or in connection with any lender consent in connection therewith, (vii) all unpaid Pre-Closing Taxes, (viii) all defined benefit or defined contribution pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company who terminated employment or whose services to the Company have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company, together, in each case, with any associated employer payroll taxes, (ix) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital or finance leases; (x) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (ix) appertaining to third parties, and (xi) any Transaction Expenses.

“Company Net Working Capital” means, without duplication, in accordance with GAAP, the current assets of the Company (excluding Company Cash) minus the current liabilities of the Company, and specifically including all liabilities for deferred revenue (current and long-term), payroll obligations, accrued or accruable by or for the Company’s employees (unless included in Company Debt) and specifically excluding any Transaction Expenses and any item to the extent included in the Company Debt.

“Company Shares” means the Ordinary Shares of the Company.

“Confidential Information” means all technology, know-how and technical information of or related to the Company, whether communicated orally or in writing, as well as data, processes, records, scientific or technical data, research results, business plans, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, inventions, marketing information (including customers' list, prices and terms of sale) and other information, whether of a technical, engineering, operational, business or economic nature, of or related to the Company, including without limitations, related to the research, development, manufacture, production, use, marketing or sale of the existing or future products of the Company, except for information that (i) is generally available to the public on the date of this Agreement; or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Contingent Consideration” means such additional contingent consideration payable by Buyer to Shamir for Purchased Notes acquired by Buyer from Shamir at the Closing, in the amount of up to NIS4,000,000, as provided under Section 2.6 below.

“Contract” means any written or, if legally binding, oral contract, lease, sublease, policy, purchase and sale order, quotation, commitment or similar understanding instrument, guaranty, obligation, including any amendments, modifications and supplements thereto.

“Control” of a Person shall mean (i) the direct and/or indirect ownership or power to direct the voting (whether by a shareholders’ agreement, voting agreement or otherwise) of (a) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of (y) the votes in any election for directors of such Person and/or (z) if applicable, the voting power of the shareholders’ assembly, (b) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such Person, or (c) such lesser percentage of the equity having the power to vote and resolve in the election of directors or to direct the management and policies of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Expiration Date” means March 31, 2026.

“Fully Diluted Basis” means including all issued and outstanding share capital of the Company, including all securities issuable upon the conversion or exercise of any existing securities, instruments or loans that are convertible or exercisable into share capital of the Company, and assuming the exercise of all outstanding warrants, options and any other right granted to any third party to receive Shares in the Company, the issuance of all Shares allocated and/or reserved for allocation under any share option plan of the Company and the issuance of securities pursuant to any anti-dilution rights of existing shareholders (if any).

“GAAP” means the Israeli generally accepted accounting principles.

“Governmental Authority” means any: (i) county, municipality, district or other jurisdiction of any nature; (ii) state, local, municipal or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any entity which is involved in the decision making or the assessment of the price of any Company Product.

“Grants” means any grant, loan, subsidy or other assistance from any Israeli, United States, or other federal, state or local Governmental Authority.

“IIA” shall mean the National Authority for Technological Innovation also known as the Israel Innovation Authority.

“Intellectual Property” means patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, know-how (such as trade secrets, proprietary processes, formulae, designs, concepts, techniques and methods), systems, software, source and object code, algorithms, architectures, structures, display screens, layouts, inventions, databases, development tools and all documentation and media constituting, describing or relating to any of the foregoing (including manuals, memoranda and records in any format, whether hard copy or machine-readable copy).

“Investment Center” means Investment Center of the Ministry of Economy and Industry of the State of Israel.

“Knowledge” means, with respect the Company, in connection with any fact, circumstance, event or other matter in question, the knowledge of the Company’s CEO and directors of such fact, circumstance, event or other matter after reasonable inquiry.

“Law” means any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under the common law.

“Lien” means any charge, claim, community property interest, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of preemption, retention of title agreement, or restriction by way of security of any kind or nature, including any restriction on voting, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes an inaccuracy in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, (i) is or would be reasonably likely to become, materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, capitalization, employees, operations or results of operations of such Person, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general business, financial, political, capital market or economic conditions or resulting from any, (B) changes affecting the industry generally in which such Person operates, (C) changes in applicable Law, and (D) natural disasters, war, hostilities, and/or acts of terrorism and/or any pandemics, epidemics, disease outbreaks or other public health conditions or any escalation or worsening of any of the foregoing, (except in each case to the extent that such changes or events do not affect such Person disproportionately as compared to such Person’s competitors) or (ii) materially adversely affects or would reasonably be likely to adversely affect, such Person’s ability to perform or comply with the covenants, agreements or obligations of such Person herein or to consummate the sale and purchase of the Purchased Shares and the other transactions contemplated hereunder in accordance with this Agreement and applicable Law.

“Nasdaq" means the Nasdaq Stock Market.

“Ondas Stock” means shares of common stock, $0.0001 par value per share, of Ondas.

“Ondas Stock PPS” means the average closing price of the Ondas Stock on Nasdaq on seven (7) trading days before the actual issuance thereof.

“Ondas Registrable Securities” means Ondas Stock to be issued in accordance with this Agreement, which shall be promptly registered for resale under the Securities Act (i.e, Ondas shall file with the SEC a resale registration statement on Form S-3 within ten (10) days of issuance of such Ondas Stock), provided however, that the Parties agree and acknowledge that such resale registration statement on Form S-3 may not be filed prior to September 30, 2025 (and accordingly, no Ondas Registrable Securities may be issued prior to such date).

“Parties” means the Company, Shamir and Ondas.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, including any portion of any “Straddle Period” (i.e., a tax period commencing prior to, but ending after, the Closing), ending at the Closing Date.

“Pre-Closing Taxes” means any (i) Taxes of the Company with respect to any Pre-Closing Tax Period, (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor thereof) was a member on or prior to the Closing Date, (iii) Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract, pursuant to any applicable Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any payroll or other withholding Taxes arising in connection with any payment by the Company required pursuant to, or arising as a result of, this Agreement or the transactions contemplated hereunder. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes Straddle Period, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date.

“Qualified Grants” means, with respect to Grants awarded to the Company, cash Grants that are actually received and/or finally awarded.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of any class of the Company.

“Taxes” means all taxes and other governmental charges, including on income, gross receipts, windfall profits, valued added, profits, payroll, social security, employment, stamp, occupational, premium, property, use, sales, license, excise, franchise, employment, withholding or similar taxes, assessed by any governmental authority, together with any interest, additions or penalties with respect thereto, and any interest in respect of such additions or penalties.

“Transaction Expenses” means, without double counting and to the extent not paid prior to Closing, all third-party fees, costs, expenses, payments and expenditures incurred by Company in connection with the Transactions contemplated hereunder, whether or not incurred, billed or accrued (including (i) any fees, costs expenses, payments and expenditures of legal counsel, accountants, financial advisors and bankers, if applicable (ii) all sale, change-of-control, “stay around”, retention, termination, severance or similar bonus or payment obligations or compensatory amounts owed or incurred by the Company to the Company’s directors, employees and/or consultants and any Taxes payable by the Company in connection therewith whether paid or payable at or following the Closing, and (iii) any such fees, costs, expenses, payments and expenditures incurred by Shamir or its Affiliates paid for or to be paid for by the Company.

“Transfer” means any transfer, sale, assignment, pledge, grant of any gift, or any other disposition of, or the creation of any security interest in, or entering into any contract, option or other arrangement or understanding with respect to such action; in each event, in connection with any Securities of the Company.

ARTICLE 2 - SHARE PURCHASE

2.1 Purchase and Sale of Purchased Shares.

(a) On the terms and subject to the conditions contained in this Agreement, at the Closing, the Company will issue and sell, transfer and deliver to Buyer, and Buyer will purchase from the Company, all of the Purchased Shares for such price per share equal to NIS742.2 (the “PPS”), and in an aggregate amount of NIS 20,000,000 (“Investment Amount”) payable in the manner set forth in 2.2, which Purchased Shares shall be fully paid and non-assessable and sold to Buyer free and clear of all Liens, and with the benefit of all rights of whatsoever nature attaching or accruing to Company’s Ordinary Shares thereunder.

(b) at the Closing, Buyer will purchase from Shamir the Purchased Notes, in consideration for the Immediate Payment, plus the Contingent Consideration (if any), payable in the manner set forth in 2.2, which Purchased Notes shall be fully paid and non-assessable and sold to Buyer free and clear of all Liens, and with the benefit of all rights of whatsoever nature attaching or accruing to such Purchased Notes.

(c) For the avoidance of doubt, immediately following the Closing, Buyer shall own 51% of the share capital of the Company on a Fully Diluted Basis.

2.2 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and electronic signatures, within 5 Business Days from the satisfaction or waiver all of the conditions set forth in Article 3 of this Agreement (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other location, date and time to be agreed by Buyer and the Company in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.3 Closing Payments. At the Closing, Buyer will make, or cause to be made, the following payments as indicated below:

(a) The Investment Amount will be delivered to the Company, by wire transfer of immediately available funds to the bank account designated by the Company; and

(b) The Immediate Consideration will be delivered to Shamir by Buyer by wire transfer of immediately available funds to the bank account designated by Shamir.

2.4 Closing Deliveries.

(a) Buyer Deliveries. Buyer shall take the following actions and deliver the following documents to the Company at or prior to the Closing, except as otherwise indicated:

(i) a certificate dated as of the Closing Date and executed on behalf of the Buyer by any officer of Buyer, to the effect that each of the conditions set forth in Section 3.2 have been satisfied (the “Buyer's Closing Certificate”);

(b) Company and Shamir Deliveries. The Company and Shamir, as applicable, shall deliver, or cause the Company to deliver, to Buyer, at or prior to the Closing:

(i) certificates representing all of the Purchased Shares acquired from the Company hereunder in the name of the Buyer; and the shareholders registry of the Company, duly executed by an authorized officer or director of the Company, evidencing the transfer and ownership of all of the Purchased Shares to Buyer.

(ii) deed evidencing the transfer of the Purchased Notes and certificates representing all of the Purchased Notes acquired from Shamir hereunder in the name of the Buyer (following the amendment thereof as provided under clause (ix) below);

(iii) a certificate dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 3.3 have been satisfied (the “Company Closing Certificate”);

(iv) a certificate attached hereto as Schedule 2.4(b)(iv) dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying (A) the unanimous approvals of the board of directors of the Company and of the shareholders of the Company in the form attached hereto as Schedule 2.4(b)(iv)(A) (boards approval) and Schedule 2.4(b)(iv)(B) (shareholders approval) including without limitation, (X) revised signature rights for the Company immediately following the Closing, and (Y) approval of indemnification agreements for the directors of the Company in form and substance reasonably acceptable to Buyer, which remains in full force and effect and have not been amended, rescinded or modified, (B) the Company duly adopting the Amended and Restated Articles of Association in the form attached hereto as Schedule 2.4(b)(iv)(C) (“Amended Articles”); (C) the incumbency and signatures of the officers of the Company executing this Agreement or any other Transaction Document (the “Company Officer’s Certificate” and together with the Buyer Officer’s Certificate, the “Officer’s Certificates”);

(v) a resignation letter in such form reasonable acceptable to Buyer executed by the directors and officers of the Company listed in Schedule 2.4(b)(v), effective no later than immediately prior to the Closing;

(vi) evidence reasonably satisfactory to Buyer of the termination or waiver of any rights of first refusal, redemption rights, conversion rights and rights of notice of Shamir any Company security holder with respect to any of the transactions contemplated hereunder, effective as of, and contingent upon the Closing;

(vii) a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company in reasonable details the balances of the Company Cash, Company Debt and Company Working Capital as of immediately prior to the Closing (the “Closing Financial Certificate”);

(viii) an amendment to the lease agreement between Shamir and the Company, according to which, none of the Parties may terminate such lease agreement until the expiration of such lease agreement during the calendar year 2030, except for material breach to be described thereunder, in form and substance reasonably acceptable to Buyer;

(ix) evidence of the amendment of the Capital Notes in order to effect the following provisions: (i) providing the shareholders of the Company holding the majority of the outstanding Shares of the Company with the right, at their sole discretion, to force conversion of any or all such Capital Notes into Ordinary Shares of the Company commencing from the lapse of the 5-year period ending upon the issuance of each such Convertible Note (but in any event not prior to January 1, 2027), provided, that each such conversion shall be made on a pari-passu basis between all holders of such Capital Notes, and (ii) providing each holder of such Capital Notes the right to assign any Capital Notes held by such holder to any transferee of Shares of the Company in accordance with the provisions of the Amended Articles (on a pro-rata basis, so that if a holder of such Capital Notes sells 50% of its Shares in the Company, is may assign to the transferee of the Shares 50% of the amount of Capital Notes then outstanding and held by such holder), in form and substance reasonably acceptable to Buyer.

(x) evidence that the Company has acquired a D&O Policy in accordance with the provisions herein below (subject to the provisions of Section 7.4 below);

(xi) evidence that all consents, waivers, approvals or authorizations of, and filings or notices with, (A) any Governmental Authority that are necessary to be obtained by the Company or Shamir in order to effect the Transactions contemplated hereby or (B) any other Person set forth in Section 4.3 of the Disclosure Schedule, in each case, have been obtained or made.

(xii) a certificate from the Israeli Registrar of Companies, dated within 3 Business Days prior to the Closing Date, certifying that the Company is duly registered and that all applicable fees of the Company to the Israeli Registrar of Companies have been paid through and including the Closing Date.

(xiii) a complete copy of the notice to the IIA with respect to this Agreement and the transactions contemplated hereunder in such form reasonably acceptable to Buyer.

(xiv) a complete copy of the approval of the Investment Center with respect to this Agreement and the transactions contemplated hereunder in such form reasonably acceptable to Buyer.

(xv) copies of executed indemnification agreements for all of the directors of the Company in form and substance reasonably acceptable to the Company.

(xvi) copy of the Questionnaire duly executed by the Investor, and, if applicable, also the Minority Shareholder.

(c) The Company shall make its best effort to deliver to Buyer, at or prior to the Closing, a revised form of proxy executed by the Minority Shareholder granting Shamir the full power and authority to exercise any rights related to the shares of the Company held by the Minority Shareholder, including without limitation, the right to allow Shamir to sell the Shares of the Company held by him in accordance with the provisions hereof and of the Amended Articles, in form and substance reasonably acceptable to Buyer (the “Minority Shareholder Proxy”).

(d) receipt by Buyer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 2.4(b) shall not be deemed to be an agreement by Buyer that the information or statements contained therein are true, correct or complete, and shall not diminish Buyer’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

2.5 The Use of the Investment Amount.

(a) During the period commencing on the Closing, the Company shall use the Investment Amount for its operations according to its needs from time to time.

2.6 Contingent Consideration

(a) If Qualified Grants shall be obtained or received by the Company during the period commencing at the Closing and ending on December 31, 2026 (“Qualified Grants Period”), Buyer shall be required to make the payment of the Contingent Consideration to Shamir. The Contingent Consideration shall be in an amount equal to 10% of the amount of any such Qualified Grants received by the Company during the Qualified Grants Period, up to an aggregate amount of NIS 40,000,000 of Qualified Grants received (i.e. the maximum Contingent Consideration by Buyer to Shamir under this section shall be NIS 4,000,000). Notwithstanding the above, if a Qualified Grant is finally awarded during the Qualified Grants Period, but the proceeds of such Qualified Grant (or any portion thereof) are actually received by the Company following the Qualified Grants Period, the Buyer shall still be obligated to pay Shamir the applicable portion of the Contingent Consideration following actual receipt of such proceeds in accordance with the provisions herein below.

(b) Payment by Buyer to Shamir of the applicable Contingent Consideration shall become due and payable within 30 days of the approval of the Company’s financial statements for the period ending December 31, 2025 (Qualified Grants received in 2025) and December 31, 2026 (or any subsequent approved periodic financial statements of the Company, as applicable). Such payment shall be accompanied with a certificate by a financial officer of the Company, certifying to Buyer in reasonable details, the amount of the Qualified Grants actually obtained by the Company during the relevant period commencing at the Closing and ending on December 31, 2026 (or, with respect to Qualified Grants actually received by the Company following the Qualified Grants Period, although finally rewarded until December 31, 2026, such subsequent period).

(c) The Contingent Consideration shall be payable by Buyer to Shamir in cash, and shall be added to the Immediate Payment as payment against Capital Notes, provided that the Buyer in its sole discretion may choose, in lieu of such cash payment, that the Contingent Consideration shall be made by Buyer (in part or in full) by issuance to Shamir of Ondas Registrable Securities, based on the applicable Ondas Stock PPS on the day of actual issuance of such Ondas Stock (and in accordance with NIS/US$ exchange rate calculated based on the known exchange rate published by Bank Israel as of such date).

2.7 [Intentionally Deleted]

2.8 Shamir’s Put Options; Buyer’s Call Option

(a) Shamir’s Put Options

(i) 1st PUT Option. Buyer hereby grants to Shamir an irrevocable right, exercisable once during the period commencing on the Closing Date and ending June 30, 2026 (the “First Put Period” and the “First Put Option”, respectively), to require Buyer to acquire from Shamir all, but not less than all, of the shares of the Company owned by Shamir at such time, which acquisition shall be accompanied with sale for no additional consideration of any and all Capital Notes then held by Shamir (such shares and Capital Notes, jointly, the “Put Shares”) at such price reflecting the PPS per each shares held by Shamir in the Company by sending Buyer a written notice in this respect during the First Put Period (the “First Put Notice”). Following a First Put Notice, Buyer shall consummate the acquisition of the Put Shares in accordance with the First Put Notice within 30 days from the First Put Notice, provided Shamir shall execute a customary share purchase agreement containing substantially the same representations and warranties similar to those detailed under Article 5 hereto and appropriate share transfer deeds and such other technical instruments required in order to accommodate such sale (jointly, the “Put Agreement”) provided that Buyer shall not be required to consummate the acquisition of the Put Shares as part of the First Put Option unless all of the following conditions are fulfilled: (a) there has been no material deterioration of the business of the Company, as solely determined by Buyer in good faith; (b) the closing price of the Ondas Stock for each of the seven (7) days prior to the exercise of the First Put Option was higher than the Ondas Stock closing price at the day of the Closing hereunder; and (c) at such time, there are no limitations on Ondas issuing new shares to accommodate or execute such transaction.

(ii) 2nd PUT Option. To the extent that the First Put Option was not exercised, Buyer hereby grants to Shamir an irrevocable right, exercisable once during the period commencing on the 2nd anniversary of the Closing Date and ending on June 30, 2029 (the “Second Put Period” and the “Second Put Option”, respectively), to require Buyer to acquire from Shamir the Put Shares on such terms as detailed herein below, by sending Buyer a written notice in this respect during the Second Put Period (the “Second Put Notice”). Buyer shall consummate the acquisition of the Put Shares in accordance with and subject to the provisions herein below, provided Shamir shall execute the Put Agreement.

(1) In the event that Shamir shall seek to exercise the Second Put Option, then Shamir shall ask Buyer in writing, at least 60 days prior to the expiration of the Second Put Period, to mutually appoint one of the partners in the financial services department of one of the “big-5” accounting firms (Israeli branch) who is independent of each of Shamir and Buyer (“Third Party Evaluator”) as a third party evaluator who shall prepare a valuation for the Company. The Third Party Evaluator shall be instructed to provide its evaluation within 60 days from such appointment (the “Evaluation”), and the costs and expenses of such Third Party Evaluator shall be borne by the Company.

(2) Shamir Offer. Following the determination of the Third Party Evaluator, Shamir shall have the discretion, within 21 days as of receiving the Evaluation (the “Post Evaluation Decision”), to either (i) offer the Buyer in writing to acquire Shamir’s Put Shares in consideration for such price calculated based on such Evaluation (“Shamir Offer”), in which event Buyer will then have three (3) months to accept Shamir Offer and acquire such Shamir’s Put Shares based on such price and to consummate such acquisition or (ii) decide not to offer Buyer to acquire Shamir’s Put Shares for such Evaluation.

(3) Ondas Acquisition Offer / Forced Sale. If Shamir made a Shamir Offer but Buyer is unable or unwilling to consummate the Second Put Option in accordance with such Shamir Offer within such three 3-month period, then: (i) Buyer shall have the right, if it wishes to, until the expiration of a 14-day period commencing upon expiration of the said three (3)-month period, to provide Shamir with a written offer to acquire the Put Shares on the terms and price set forth in such written offer (the “Ondas Acquisition Offer”), and (ii) Shamir shall have the discretion, within an additional 21 day period after delivery of the Ondas Acquisition Offer or exhaustion of the period during which Buyer may deliver such an Ondas Acquisition Offer without such an offer being delivered (the “Post Shamir Offer Decision”), to either notify Buyer in writing that (a) it is willing to forthwith sell the Put Shares to Buyer in accordance with the Ondas Acquisition Offer or (b) it is not willing to forthwith sell the Put Shares to Buyer in accordance with the Ondas Acquisition Offer and is not interested to commence Forced Sale process either, or (c) if Ondas Acquisition Offer is not acceptable or if Buyer did not provide any such offer, to force Buyer, to commence process of the sale of the Company to a third-party buyer (the “Forced Sale”) within the next 9 months from the said Shamir’s written notice, pursuant to the below:

i.	The Buyer shall cooperate and shall cause the Company to cooperate with all that is required for the purpose of advancing the Forced Sale process, including providing any information reasonably required by the potential buyer in order to consummate such Forced Sale and to provide such potential buyer, under the applicable definitive agreements, with representations and warranties as customarily made in these kind of transactions.

ii.	If as part of the said Forced Sale process, any third party will make an offer for the acquisition of the Company for valuation higher than the valuation of which the Ondas Acquisition Offer based and lower than the Evaluation on which the Shamir Offer was made, then Shamir shall have the discretion to force Buyer to consummate the sale of the Company to that third-party offeror.

iii.	If as part of the said Forced Sale process, any third party will make an offer for the acquisition of the Company for valuation higher than the Evaluation on which the Shamir Offer was made, then the Company shall be sold to such third party (unless otherwise mutually agreed by both Shamir and Buyer at their sole discretion).

(4) Updated Evaluation. If Shamir did not commence a Forced Sale process (either as a result of a Post Evaluation Decision or a Post Shamir Offer Decision, as applicable), then Shamir shall have the right, within the 12-month period following the date on which the pre Forced Sale process was exhausted (i.e., the last day for the Post Evaluation Decision or the Post Shamir Offer Decision, as applicable, even if such 12-month period is ending following June 30, 2029) to ask Buyer to trigger again the Second Put Option as provided under Sections 2.8(a)(ii)(1) through (3) above, and seek for such purpose an updated evaluation for the Company from the Third Party Evaluator (the “Updated Evaluation”), only that this time Shamir shall have the right to choose from the following (and the Forced Sale mechanism, shall not apply): (i) if Buyer makes an updated offer to purchase Shamir’s Put Shares (“Updated Ondas Acquisition Offer”) - sell the Put Shares to Buyer in accordance with the Updated Ondas Acquisition Offer within 30 days after receipt of the Updated Ondas Acquisition Offer, as provided above; or, (ii) if Updated Ondas Acquisition Offer is not acceptable or if Buyer did not provide any such offer - buy all of Ondas’ securities in the Company in accordance with the Updated Evaluation made under this Section 2.8(a)(ii)(4) within 30 days from either the date of which Shamir received the Updated Ondas Acquisition Offer or the date on which Ondas’ right to make an Updated Ondas Acquisition Offer has expired. Assuming Shamir did not exercise either the foregoing (i) or (ii) by the last day set forth therein, then at the end of such last day (the “Last Day”) Shamir shall be deemed to have irrevocably waived the Second Put Option. If Shamir shall buy Ondas’ securities in the Company in accordance to section 2.8(a)(ii)(4)), Buyer shall execute a customary share purchase agreement containing substantially the same representations and warranties similar to those detailed under Article 5 hereto and appropriate share transfer deeds and such other technical instruments required in order to accommodate such sale.

(iii) The consideration payable by Buyer to Shamir upon the consummation of either the First Put Option or the Second Put Option shall be paid in cash, provided however, that Buyer may choose, in its sole discretion, in lieu of such cash payment of the consideration, to issue to Shamir Ondas Registrable Securities, based on the applicable Ondas Stock PPS.

(iv) For the avoidance of doubt, Shamir shall be entitled to exercise the First Put Option or the Second Put Option only once, except as specifically stated under sub-section 2.8(a)(ii)(4).

(v) Upon the closing of any purchase and sale of the Put Shares pursuant to this Section 2.8(a), Shamir will deliver to Buyer the Put Shares free and clean of all liens, or, if Shamir chose the option detailed on section 2.8(a)(ii)(4)(ii)), then Buyer shall deliver Buyer’s shares in the Company free and clean of all liens.

(b) Buyer’s Call Option

(i) In the event that the Second Put Option is exhausted without being exercised for whatever reason, then Buyer shall have the right, within the following 18-month period commencing on the Last Day (“Call Option Period”), to require Shamir to sell all (and not less than all) of the remaining Put Shares held by Shamir on such date in consideration for the amount reflecting Company’s valuation on a cash free-debt free basis of NIS 200,000,000, and without any additional consideration for any Capital Notes sold as part of the Call Option (provided the Parties agree and acknowledge that such sale may only occur in accordance with and subject to the provisions of the Amended Articles), payable in cash only (the “Call Option”).

(ii) Buyer shall have the right to elect, during the Call Option Period, in its sole discretion, to exercise the Call Option by providing Shamir with a written notice of such election (“Call Option Notice”). The consummation of the Call Option (the “Call Option Closing”) shall occur as soon as possible thereafter, and Shamir shall execute the Put Agreement in connection with the consummation of the Call Option, and shall deliver to Buyer the Put Shares free and clear of all liens.

(c) It is agreed and acknowledged that Shamir shall be liable for any and all taxes applicable to Shamir in connection with the consideration payable by Buyer to Shamir under either of the exercise of the First Put Option, the Second Put Option or the Call Option, as applicable, and that the withholding provisions specified under Section 2.10 below shall apply to such consideration, mutatis mutandis. It is agreed and acknowledged that Buyer shall be liable to any and all taxes applicable to Buyer in connection with the consideration payable by Shamir to Buyer under the exercise of the Second Put Option.

(d) For the avoidance of doubt, in any exercise of either the First Put Option and/or the Second Put Option and/or the Call Option, any Capital Notes held by the selling party at the relevant time shall be sold together with any shares in the Company sold by it, for no additional consideration above the consideration for the shares as set forth herein above.

(e) The Parties further agree and acknowledge that when consummating the First Put Option, the Second Put Option and/or the Call Option, it is the intention of the Parties that the shares of the Company held by the Minority Shareholder shall be sold jointly with the Put Shares of Shamir and shall be treated equally, provided that the Minority Shareholder shall sell his shares under the same terms and conditions as Shamir, and shall be bound by the same obligations and provisions, including without limitation, withholding of Taxes provisions which shall apply to the Minority Shareholder, mutatis mutandis (except that if the Minority Shareholder does not provide a Questionnaire by the Closing, then notwithstanding anything herein to the contrary, Ondas shall be entitled to pay any consideration due to him pursuant to the First Put Option and/or the Second Put Option in cash, even if Shamir is being paid in Ondas Stock). Without derogating from any of the other undertakings and obligations of Shamir hereunder and specifically under Section 2.8, Shamir shall use and effect the Minority Shareholder Proxy in order to facilitate such sale by the Minority Shareholder in accordance with the provisions hereof.

2.9 Ondas Stock.

(a) Without derogating in any manner from the obligations of Buyer in connection with the issuance of Ondas Registrable Stock, where applicable, any Ondas Stock issued herewith, if any, including without limitation, on account of payment of the Contingent Consideration and/or the First Put Option and/or the Second Put Option shall be issued in book-entry form and shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, UNLESS PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED PURSUANT TO AN EXEMPTION UNDER ANY SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) Notwithstanding anything herein the contrary, the Parties agree and acknowledge that Ondas shall not be required or obliged to file with the SEC a resale registration statement on Form S-3 prior to September 30, 2025 (and for the avoidance of any doubt, prior to September 30, 2025, any consideration due to Shamir from Buyer herewith, if any, shall be payable in cash).

(c) Exchange Procedures. Notwithstanding any other provision in this Agreement, (i) the aggregate Ondas Stock to be issued in connection with the transactions contemplated hereunder shall not exceed 19.99% of the outstanding Ondas Stock on the execution date of this Agreement (and for the prevention of any doubt, any additional consideration due to Shamir from Buyer herewith, if any, shall be payable in cash); and (ii) in no event shall Ondas be required to issue any shares of Ondas Stock to Shamir, if Shamir is not an Accredited Investor; (iii) no fraction of a share of Ondas Stock shall be issued in connection with the transactions contemplated hereunder, and there shall not be any cash payments made under this Agreement in lieu of fractional shares; the aggregate number of shares of Ondas Stock issuable to Shamir shall be rounded down to the nearest whole share.

(d) No Interest. Notwithstanding anything to the contrary contained herein no interest shall accumulate on any cash or Ondas Stock payable in connection with the consummation of the purchase of the Purchased Shares.

2.10 Withholding; Additional Matters. To the extent Ondas is required to withhold taxes with respect to any payment made to Shamir under this Agreement (including for the consideration payable by Buyer to Shamir on account of the Contingent Consideration and/or under the exercise of either the First Put Option, the Second Put Option and/or the Call Option), Ondas shall be entitled to deduct and withhold from any amount payable under this Agreement such amounts as it is required to deduct and withhold under Israeli applicable Law respecting Taxes. To the extent that any amount is so deducted and withheld, it shall be remitted to the applicable Taxing authority, and such deducted and withheld amount shall be treated for all purposes of this Agreement as having been paid to Shamir in respect of which such deduction and withholding was made. Notwithstanding the foregoing, for purposes of Israeli Tax, if Shamir provided to the Buyer a Valid Certificate at least five (5) Business Days prior to making any payment payable pursuant to this Agreement, then the withholding (if any) of any amounts from the consideration payable to Shamir and the payment of the consideration or any portion thereof, shall be made only in accordance with the provisions of the applicable Valid Certificate. A “Valid Certificate” shall be a certificate or ruling issued by the ITA which is sufficient to enable Buyer to reasonably conclude, that no withholding (or reduced withholding) of Israeli Tax is required with respect to the payment to Shamir. Buyer shall provide to Shamir certifications evidencing any amounts withheld as Tax withholding from any payments made to Shamir. For the avoidance of doubt, in the event that, in accordance with the provisions hereof, any consideration or payment is paid to Shamir in Ondas Stock, and, following Buyer’s written request, Shamir fails to transfer to Buyer or Ondas Holdings, as applicable, the cash amount required to be withheld in connection with such consideration, then notwithstanding anything to the contrary contained herein, such Ondas Stock, shall be issued only subject to Shamir delivery to the Buyer or Ondas Holdings the required amount in cash to be so deducted.

ARTICLE 3- CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of each Party to effect the sale and purchase of the Purchased Shares. The respective obligations of each party hereto to consummate the sale and purchase of the Purchased Shares (“Share Purchase”) and the other transactions contemplated hereunder be subject to the satisfaction or waiver in writing (by each of Buyer and the Company, as applicable) at or prior to the Closing of each of the following conditions:

(a) Illegality. No order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, and no action shall have been taken by any Governmental Authority seeking any of the foregoing, and no applicable Law or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase (and not rescinded or repealed) that makes the consummation of the Share Purchase illegal.

(b) Governmental Approvals. Buyer and the Company shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Share Purchase and the other transactions contemplated hereunder.

3.2 Additional Conditions to Obligations of the Company and Shamir. The obligations of the Company and Shamir in connection with the issuance of the Purchased Shares and the other transactions contemplated hereunder shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions at Company’s and Shamir’s sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties made by Buyer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such dates. Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 0 which shall be in full force and effect.

3.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereunder shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions at Buyer’s sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties made by the Company and Shamir shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, or representation concerning title to securities and the Company’s capital structure, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such dates. The Company and Shamir shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company and Shamir at or prior to the Closing.

(b) Receipt of Closing Deliveries. Buyer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 2.4(b), which shall be in full force and effect.

(c) Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Buyer’s ownership, conduct or operation of the Company Business following the Closing shall be in effect, and no legal proceeding seeking any of the foregoing, in connection with the Share Purchase or prohibiting or limiting the consummation of the Share Purchase shall be pending or threatened.

(d) No Legal Proceedings. No Governmental Authority or other Person shall have commenced or threatened to commence any legal proceeding challenging or seeking the recovery of a material amount of damages in connection with Share Purchase or seeking to prohibit or limit the exercise by Buyer of any material right pertaining to ownership of the entire equity interests of the Company.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(f) Closing Financial Certificate. The Company shall have delivered the Closing Financial Certificate, which, in all material respects, is in compliance with the representations and warranties provided by the Company hereunder, including Transaction Expenses which, in the aggregate, shall not be greater than $50,000 plus VAT (excluding finder fees as described in the Disclosure Schedule).

ARTICLE 4- REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In connection with the Share Purchase, the Company and Shamir, represent and warrant to Buyer, except as disclosed in the disclosure letter of even date herewith delivered by the Company to Buyer (“Disclosure Schedule”), as set forth in this Article 4. The Buyer shall be entitled to rely on all such representations and warranties regardless of any investigation by it or on its behalf.

4.1 Existence. The Company (i) is a corporation duly organized and validly existing under the laws of the State of Israel, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business in each jurisdiction in which it conducts business, in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

4.2 Corporate Authority. The Company has all requisite power and authority to execute and deliver this Agreement, and each other instrument and agreement to be executed and delivered by it hereunder or thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution and delivery by the Company has been duly and validly authorized and approved by all required action of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and each other instrument and agreement to be executed and delivered by it hereunder or thereby constitutes the valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights. Complete and correct copies as of the date hereof of the organizational documents of the Company (the “Organizational Documents”), as amended or restated as of the date hereof are attached hereto as Schedule 4.2. The Company has not materially breached or violated, and is not in material breach or violation of, any of the provisions of the applicable Organizational Documents. The Company’s minute books contain in all material respects accurate and complete records of all meetings held of, and material corporate action taken by, the shareholders or the board of directors of the Company and its committees, and no meeting of any such shareholders or the board of directors of the Company, or such boards or committees have been held for which minutes have not been prepared and are not contained in such minute books. True, correct, and complete copies of the Organizational Documents have been made available to Buyer, each as amended to date, and each such Organizational Documents are in full force and effect.

4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, the execution and delivery by the Company of this Agreement and each other instrument to be executed and delivered by it hereunder, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default by the Company under any provision of the Organizational Documents or of any Contract to which the Company is a party or by which it or any of the Company's assets or properties, is bound, (ii) require the Company to obtain any consent, approval or action of, make any filing with, or give any notice to, any Person, including any consent, license, permit, grant or other authorization of, or filing with, any Governmental Authority, (iii) to Company’s knowledge, contravene any law or judgment applicable to the Company or any of the Company's assets or properties, or (iv) violate, conflict with, result in a breach of or default by the Company (or give rise to any right of termination, cancellation, modification of any obligation, payment or acceleration) under, or result in the creation or imposition of any Lien upon any part of the Company's assets or properties under any provision of any contract note, bond, mortgage, indenture or Contract to which the Company is a party or by which it or any of the Company's assets or properties, is bound.

4.4 Capitalization.

(a) The authorized share capital of the Company consists solely of 1,000,000 Company Ordinary Shares, par value NIS 0.01 each (the “Ordinary Shares”), of which 25,890 are issued and outstanding as of the date of this Agreement, all of which have been duly authorized, validly issued, fully paid, and are nonassessable, free and clear of any Lien or any other limitation or restriction on the right to vote or sell the same, other than restrictions on transfer under applicable securities Laws. Shamir is the sole record and beneficial owner of all issued and outstanding Ordinary Shares of the Company, except for 890 Ordinary Shares held by the Minority Shareholder. The Purchased Shares, when sold and issued in accordance with this Agreement, shall be duly authorized, validly issued and non assessable and fully paid, free and clear of any Liens and shall have the rights, preferences, privileges, and restrictions set forth in the Amended Articles and duly registered in the names of the Buyer in the Company’s register of shareholders. No claim has been received or, to the Company's knowledge, threatened, nor, to the Company's knowledge, is there any factual or legal basis for any such claim, asserting that any Person other than Shamir and the Minority Shareholder is the record holder or beneficial owner of, or has the right to acquire record or beneficial ownership of, any shares or other securities of the Company.

(b) Except for the Capital Notes, there are no outstanding options, warrants, convertible securities, or other rights to acquire any equity interest in the Company, and no person has any claim to ownership of Company shares due to such rights other than Shamir. Except as set forth in the Company's Organizational Documents, there are no voting agreements, registration rights, preemptive rights, or other contractual arrangements affecting the Company's equity securities. The Company has no subsidiaries and does not own any equity or debt interests in any other entity.

(c) There is no outstanding or authorized share appreciation, phantom shares profit participation, or other similar rights with respect to the Company. Except as set forth in the Company's Organizational Documents, there are no registration rights, preemptive rights, anti-dilution rights, redemption rights, rights of first refusal or offer, co-sale or tag-along rights, drag-along rights, put or call rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

4.5 Subsidiaries. The Company does not have and has never had any subsidiaries and does not otherwise own or control, directly or indirectly, or have the right or obligation to acquire, any debt or equity interest in any other Person.

4.6 Real Property. The Company owns no real property, and, except as set forth under Schedule 4.6, has no real property leases or subleases.

4.7 Tangible Personal Property. Except as specified in Schedule .אצמנ אל nינפnn רוקמ !nאיגש4.7, the Company owns no tangible personal property and has no tangible personal property leases or subleases (the “Tangible Personal Property”). The Tangible Personal Property owned, leased or subleased, as the case may be, by the Company is in good operating condition and repair, reasonable tear and wear excepted (taking into account depreciation value as recognized in the Company's Financial Statements), and is suitable and adequate for use in the ordinary course of business as currently conducted. The Tangible Personal Property owned by the Company is free of any Lien of any kind and the Company has valid and marketable title to such Tangible Personal Property.

4.8 Material Contracts.

(a) Schedule 4.8 sets forth a correct and complete list and the Company has provided the Buyer with correct and complete copies of all material Contracts to which the Company is a party or by which it or any of its properties or assets is bound, including without limitation, that (i) are material to the conduct and operations of the Company Business as currently conducted, assets and properties, (ii) involve the Shareholders (or any of their respective Affiliates), or any of the officers, consultants, directors or employees of the Company, (iii) require the Company to provide non-cash consideration, (iv) are not in the ordinary course of business, (v) involve real property, (vi) involve a joint venture, partnership, or formation of a limited liability company or similar relationship, (vii) restrict the ability of the Company to engage in any business or activity in any manner or in any geographic area, (ix) govern or relate to bond, indenture, note, loan or credit agreement or other agreement relating to the borrowing of money, other indebtedness or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money (including Company Debt), (x) contain an indemnity obligation of the Company, (xi) are customer agreements or the main supplier agreements of the Company, (xii) contain any exclusive rights or any so-called “most favored nation” provision or similar provision requiring the Company to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons , or which grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any third Person, (xiii) relate to the Company’s Intellectual Property or material Company Permits, (xiv) relate to employment agreements consulting, management or independent contractor Contract with any Person, including any severance agreements, (xv) relate to the acquisition or divestiture of shares or securities of the Company, or the acquisition or sale of any material assets of the Company, other than the acquisition or sale of inventory in the ordinary course of business consistent with past practice, (xvi) involve any court, administrative agency or commission or other, Israeli, national, provincial, state, local, foreign or other Governmental Authority, instrumentality, agency, commission or other entity, (xvii) involve any acquisition, merger or similar agreement, (xviii) entitle any Person to commissions, royalties, or broker’s or finder’s fees, (xix) obligate the Company to develop any product or technology , (xx) under the terms of which any of the rights or obligations of a party thereto will be modified or altered or which provide for any increased payment or benefit or accelerated vesting, in any such case as a result of the execution of this Agreement and the consummation of the transactions contemplated hereby or which contain change in control provisions and that is material to the Company, (xxi) involve any confidentiality or non-disclosure arrangement pursuant to which the Company has agreed to keep confidential information obtained from any other Person, other than confidentiality or non-disclosure arrangements entered into in the ordinary course of business consistent with past practice, (xxii) materially limit or restrict the Company or any successor or Affiliate thereto from engaging or competing in any manner or in any business or from conducting any activity in any geographic area or from soliciting any Person to enter into a business or employment relationship or to enter into a relationship with any Person, (xxiii) all powers of attorney or other similar agreements or grant of agency by the Company, (xxiv) all Contracts involving the settlement of any actual or threated action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding (collectively, the “Material Contracts”).

(b) Each Material Contract: (i) is in full force and effect and is the valid and binding obligation of, and enforceable against, the Company and any other party thereto, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; (ii) neither the Company is, nor, to the Company's knowledge, is any other party to a Material Contract, in material breach or default thereof, nor has the Company received notice that the Company is in breach or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a material breach or default thereof by the Company or to the Company's knowledge by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto. Except as set forth in Schedule 4.8 (b), no Material Contract requires a notice period of more than sixty (60) days in order to terminate such Material Contract.

(c) The issuance of the Purchased Shares and/or transfer of the Capital Notes to Buyer shall not cause the termination, violation, breach or amendments of terms of any such Material Contract.

4.9 Compliance with Legal Requirements; Permits.

(a) The Company is not and has not been at any time, in any material respect in conflict with, or in default or in violation of, any requirement under any Law applicable to the Company Business, the Company, or by which the Company is bound (“Legal Requirement”). There is no judgment, injunction, order or decree binding upon the Company which has or, to the knowledge of the Company, would reasonably be expected to have, the effect of prohibiting or materially impairing the Company Business. The Company has not received any notice or other communication from any Governmental Authority or other Person regarding any actual or possible violation of, or failure to comply with any provision of, any applicable Legal Requirement in any material respect. The Company has made and filed all material particulars, resolutions and documents required by the Israeli Companies Law–1999, as amended and the regulations promulgated thereunder or any other applicable Law required to be filed with the Israeli Registrar of Companies or any other Governmental Authority.

(b) The Company holds, to the extent legally required, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, exemptions, clearances, approvals, declarations, registrations and orders of or required by any Governmental Authority (“Permits”), to allow the Company to perform the services provided by the Company as part of the Company Business, including without limitation, the material Permits (collectively, “Company Permits”). Schedule .Nrמ2 N'? nי2nnn 71קn !nNיav4.9(b) sets forth a true, correct, and complete list of all Company Permits. As of the date hereof, no violation, suspension, withdrawal, revocation, or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Company is, and has been, in compliance in all material respects with the terms of all Company Permits. Schedule .Nrn N'? nי2nnn 71קn !nNיav4.9(b) identifies any such Company Permit which, according to its terms, is about to expire within 12 months following the Closing. All of the Company Permits are in full force and effect and none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of Closing.

(c) Without derogating from the provisions of Section 0 above, the Company is in compliance with all applicable anti-corruption or anti-bribery Laws in any jurisdiction in which the Company has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any of its directors, officers or to the Company's knowledge its employees or representatives has received any written communication from any Governmental Authority that alleges that the Company, or any current or former representatives thereof, is or may be in violation of, or has, or may have, any liability under, any Anti-Bribery Laws, in connection with business of the Company and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company. To the Company's knowledge, none of the Company’s directors, officers, or employees is currently an officer, agent, or employee of a Governmental Authority. Neither the Company, nor, to the Company's knowledge, any of its current or former directors, officers, employees, or representatives (in their capacity as such) has, directly or indirectly, contrary to Anti-Bribery Laws, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value to (a) any person who is an official, officer, agent, employee or representative of any governmental authority (“Government Official”), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any customer of the Company, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for the purpose of: (i) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (ii) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity, (iii) securing an improper advantage; in order to obtain, retain, or direct business; or (iv) for purposes not allowable under the Anti-Bribery Laws.

4.10 Company’s Intellectual Property

(a) Intellectual Property. Schedule 0 of the Disclosure Letter lists as of the date hereof (i) all registered Intellectual Property owned or used by the Company (“Company Registered Intellectual Property”), identifying the owner (including any co-owners), the title or mark, application and/or registration number, application and/or registration dates, status, and the jurisdiction; (ii) any opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation or other equivalent proceeding or action pending or threatened, to the knowledge of the Company, asserted with respect to any Company Registered Intellectual Property.

(b) Ownership. The Company owns all right, title, and interest in and to the Company Registered Intellectual Property, free and clear of all Liens or exclusive licenses.

(c) Inventorship. With respect to each Patent that is part of the Company Registered Intellectual Property, all individuals named as inventors in any Patent are the appropriate, sole and only inventors of the invention covered by such Patent.

(d) Validity. All Company Registered Intellectual Property is valid, enforceable (other than pending applications) and subsisting. The Company is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Company Registered Intellectual Property. The Company has not received any written claims or, to the knowledge of the Company, other (including oral) claims, alleging that the Company Registered Intellectual Property is not valid, subsisting or enforceable.

(e) Registration. All necessary application, registration, maintenance, renewal and recordation fees due or owed in connection with the Company Registered Intellectual Property as of the date hereof have been paid, and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authority for the purposes of prosecuting, registering, maintaining, licensing, or perfecting the Company Registered Intellectual Property.

(f) Sufficiency. Except as set forth in Schedule 4.10(f) hereto, the Intellectual Property owned by, or licensed to, the Company includes all Intellectual Property necessary to the operation of the Company Business.

(g) Royalty Obligations. Except as set forth in Schedule 4.10(g) and except off-the-shelf products (e.g., Windows, Office), the Company is not obligated to pay any Person any royalties, fees, commissions or other amounts for the use by the Company of any Intellectual Property owned or used by the Company. No event has occurred, and to the knowledge of the Company, no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to any obligation to pay or repay any Person (including any Governmental Authority) royalties, fees, commissions or other amounts for the use by the Company of any Intellectual Property.

(h) Company IP Contracts.

( ) Schedule 0 of the Disclosure Schedule lists as of the date hereof (A) all Company's Contracts relating to the use by the Company of third party Intellectual Property or the use by Third Parties of Company’s Intellectual Property, excluding (aa) “shrink wrap” and similar off-the-shelf computer software end-user licenses purchased by the Company (“Licensed Intellectual Property”), (bb) non-disclosure agreements entered into in the ordinary course of business that contain any limitations or restrictions on the use or exploitation of any Intellectual Property owned or used by the Company, (cc) non-exclusive rights granted to contractors or vendors to use any Intellectual Property owned or used by the Company, and (B) licenses to any Intellectual Property owned or used by the Company granted by the Company (each, a “Company IP Contract”).

(ii) Except as set forth in Schedule 0 hereto, the Company has valid licenses to use the Licensed Intellectual Property in connection with the Company Business.

(iii) The consummation of the transactions contemplated pursuant to this Agreement will not result in the material breach or other violation of any Company IP Contract that would allow any counterparty or other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof. Following the Closing, the Company will be permitted to exercise all of the Company’s rights under all Company IP Contracts (including, without limitation, the right to receive royalties, if any), to the same extent the Company has been able to, had the transactions contemplated pursuant to this Agreement not occurred and without being required to pay any material additional amounts or consideration to the same extent, other than fees, royalties or payments which the Company would otherwise be required to pay had the transactions contemplated pursuant to this Agreement not occurred.

(iv) Except as may be limited or restricted under the Israeli Defense Export Control Law, 5766-2007, the Company is not bound by any Contract containing any covenant or other provision that licenses, conveys, or assigns (whether or not currently exercisable), or limits, encumbers or otherwise restricts the ability of the Company to use, exploit, assert or enforce any Intellectual Property owned or used by the Company anywhere in the world or otherwise limits or restricts the operations or expansion of the Company Business. The transactions contemplated pursuant to this Agreement will not result in any Company's Intellectual Property or the Company Business being subject to any non-compete or exclusivity restriction.

(i) No Infringement of Third Person Intellectual Property. The Company has not received written notice, or, to the knowledge of the Company, other (including oral) notice, alleging that the Company is infringing or misappropriating or otherwise violating any Intellectual Property of any third Person. Except as set forth in Schedule 00 hereto, the Company Business and any Intellectual Property owned or used by the Company (the “Company's Intellectual Property”) to the knowledge of the Company, have not and do not infringe, dilute, misappropriate or otherwise violate or make unlawful use of any Intellectual Property of any third Person. There are no claims, suits, actions, or other equivalent proceedings that have been instituted, are pending or, to the knowledge of the Company, asserted or threatened with respect to any Company's owned or used Intellectual Property, and to the knowledge of the Company none of such Intellectual Property is subject to any outstanding order, writ, judgment, decree, ruling, injunction, stipulation, determination or award of any Governmental Authority.

(j) No Third Person Infringement of Company Intellectual Property. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating any Company's Intellectual Property.

(k) Proprietary Agreements. Except as set forth in Schedule 0(i), All current and former consultants and contractors involved in the research, development or commercialization of Company's Intellectual Property or otherwise contributed to Company's Intellectual Property and all current and former employees, in each case, have executed and delivered, and, to the knowledge of the Company, are in compliance with, agreements regarding the ownership, protection and confidentiality of confidential information and that include work for hire language and/or valid written assignments that include a waiver of any rights, including, an express and irrevocable waiver of the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law-1967 and an express and irrevocable waiver of any moral rights, as appropriate, of all such Company's Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company. All amounts payable by the Company to all Persons involved in the research, development, conception or reduction to practice of any Company's Intellectual Property have been paid in full and no remuneration, compensation or other amounts remain outstanding or may become due and payable under any circumstance, except for amounts paid or payable to employees or contractors in connection with employment or services rendered or to be rendered in the ordinary course and not in the nature of a royalty. No current or former employee, and to the Company’s knowledge, no consultant or contractor or any other Person has any right, claim or interest in or to any of the Company's Intellectual Property. Except as set forth in Schedule 0(ii)0, no funding, facilities or personnel of any Governmental Authority were used in the creation or development of any Company product or Company's Intellectual Property.

(l) Protection of Confidentiality. The Company has taken reasonable steps to protect and prevent the disclosure of its trade secrets. Any receipt or use by, or disclosure to, a third Person of know-how constituting part of the Company's Intellectual Property has been pursuant to the terms of a binding written Contract between the Company and such third Person.

(m) Computer Software and Information Technology. Except as set forth in Schedule 0 hereto, all computer software used in the Company Business is owned by the Company, or used pursuant to a valid license. All such computer software owned by the Company has been documented in accordance with the standard practices of the Company. The Company possesses full and complete source and object code versions of all such company software owned by the Company, none of which is subject to any escrow release, custody or similar provision.

(n) Government Funding. Except as set forth on Schedule 00(a), no government funding, facilities of a university, college, other educational institution, military or research center (“R&D Sponsor”), was used in the creation or development of Company’s Intellectual Property, and, to the knowledge of the Company, no employee, faculty, independent contractor or students of a R&D Sponsor contributed to the creation or development Company's Intellectual Property. Except as set forth on 0(b), no R&D Sponsor has any claim of right to, ownership of or other Lien on any Company's Intellectual Property. Except as set forth on Schedule 00(c), in the event that any such funds, grants, subsidies, facilities, employees, faculty, independent contractors, or students were used, such use will not materially preclude or restrict the sale, transfer, alienation and/or license of any such Company's Intellectual Property to Buyer free and clear of all Liens. Except as set forth on 0(d) of the Disclosure Schedule, the Company is not (i) party to any Contract or license with any Governmental Authority that grants to such Governmental Authority any right or license with respect to Company's Intellectual Property, or (ii) has received any written notice from any Israeli Governmental Authority, claiming any rights under Section 55, Chapter 6 or Chapter 8 of the Israeli Patent Law-1967.

4.11 Financial Statements.

(a) Schedule 0 sets forth the following financial statements of the Company: (i) audited financial statements for the years ended December 31, 2023 and 2024 and (ii) unaudited financial statements for the three and six month periods ended June 30, 2024 and 2025 (the “Financial Statements”).

(b) The Financial Statements, are complete and correct, in all material respects, are in accordance with the books of account, ledgers and records of the Company, have been in conformity with GAAP, and consistently applied and present fairly in all material respects the financial position, results of operations and cash flows of the Company, in each case as of the respective dates thereof and for the periods indicated therein, subject in the case of the interim statements to normal year-end audit adjustments.

(c) Except as set forth on Schedule 0, on the date hereof and on the Closing Date, the Company does not and will not have any obligation, liability, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than as (i) reflected or disclosed in the Financial Statements or in the Closing Certificate, or (ii) which are in the ordinary course of business in accordance with past practice taking into account the growth of the Company’s business. Each item of income or expense of the Company has been accurately recorded in all material respects on the books and records of the Company reflecting in each case the correct amount and description or characterization thereof.

(d) Schedule 0 is a certificate executed by the Chief Executive Officer of the Company, dated as of the date of this Agreement, certifying on behalf of the Company in reasonable details the balances of the Company Cash, Company Debt and Company Net Working Capital as of June 30, 2025.

4.12 Liens and Guarantees. Except for Liens listed in Schedule 4.12(a), no Liens exist upon the assets of the Company. Except for Guarantees listed in Schedule 4.12(b), the Company, or Shamir (on account of the Company) has no outstanding guarantees, performance guarantees, letters of credit, performance or bid bonds, or any other guarantees or bonds of any kind in favor of any Person.

4.13 Taxes; Assessments.

(a) All returns, reports, information returns or other similar documents or statements which are required to be filed by the Company on account of Taxes (“Company Tax Documents”) have been duly and timely filed. All items of income, gain, loss, deduction and credit or other items required to be included in such Company Tax Document have been so included and all information provided in each such Company Tax Document is true, correct and complete. All Taxes due by the Company until the Closing Date, whether due on the Company Tax Documents or otherwise due from the Company, have been or shall be duly paid or properly reserved against on the Company’s financial statements serving as the basis for the Closing Certificate. The Company has not been subject to a Tax audit of any kind. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected on a timely basis, and (to the extent required) each such Tax has been paid to the appropriate governmental authority on a timely basis or fully accrued in the Financial Statements. The Company has established, in the ordinary course of business and to the extent required by GAAP, reserves adequate for the payment of all due Taxes.

(b) No extension or waiver of the limitation period applicable to any of the Company Tax Documents nor any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company, has been granted (by the Company or any other Person), and no such extension, agreement or waiver has been requested from the Company.

(c) To the Company’s knowledge, there are no grounds for the assertion or assessment of any Taxes against the Company and there is no action or proceeding or unresolved claim for assessment or collection, pending, asserted, or threatened, by, or present or expected dispute with, any governmental authority for assessment or collection from the Company of any Taxes of any nature affecting the Company or its assets or its business. No claim has been made by any taxing authority where the Company does not file the Company Tax Documents such that the Company has been or may be subject to taxation by that jurisdiction. The Company has delivered to the Buyer correct and complete copies of all Company Tax Documents for all completed Tax years that remain open for audit or review by the relevant taxing authority, and all ruling request, examination reports, statements of deficiencies, closing agreements and settlement agreements assessed against or agreed to by the Company.

(d) Adequate provision has been made in the Financial Statements, in accordance with GAAP, for all Taxes for which the Company is liable for the period covered by such Financial Statements but that have not yet become due.

(e) Except for Liens for Taxes not yet due and payable, no Liens for Taxes exist upon the assets of the Company.

(f) The Company has not entered into any agreement, ruling or arrangement with any taxing authority.

(g) The Company has never been a party to any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(h) Except as set forth under Schedule 4.10(h) of the Disclosure Schedule, the unpaid Taxes of the Company will not, as of the Closing Date, exceed the reserve for Taxes set forth in financial statement serving as the basis for the Closing Certificate. Since the date of the Financial Statements the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

4.14 Ordinary Course Actions. Except as set forth on Schedule 0 hereto, since January 1, 2025, the Company has conducted its businesses only in the ordinary course consistent with past practice, there has not been any event, condition, change, action, failure to act or transaction which would be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect, and the Company has not:

(a) issued any notes, bonds or other debt securities or any share, capital stock, or similar interest in the Company, any option, purchase right, warrant, right or other convertible, exchangeable or exercisable therefor, or any exchange right or other Contract which would entitle any other Person to acquire any such interest in the Company or otherwise entitle any other Person to share in the equity, profits, earnings losses or gains of the Company, including stock appreciation, phantom stock, profit participation or other similar rights;

(b) incurred any Company Debt;

(c) discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

(d) mortgaged or pledged any of its properties or assets or subjected them to any Lien;

(e) sold, assigned, transferred, leased, licensed or abandoned any of its assets, tangible or intangible, except in the ordinary course of business;

(f) entered into, materially amended, become subject to or terminated any Contract that would constitute a Material Contract;

(g) received notice of any acceleration, termination, material modification to or cancellation of any Material Contract or Permit;

(h) (i) made or granted any wage or salary increase, commission, bonus award or severance or incentive pay to any Company Employee or group of Company Employees (other than wage or salary increases, commissions, bonus awards or severance or incentive payments in the ordinary course of business), (ii) made or granted any increase in any employee benefit plan or arrangement, (iii) adopted, amended or terminated any employee benefit plan or arrangement, except as may be required by applicable Law, or (iv) granted any equity or equity-based awards;

(i) made capital expenditures or commitments therefor in excess of $100,000 in the aggregate;

(j) delayed, postponed or canceled the payment of any accounts payable or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable;

(k) made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons (other than advances to employees in the ordinary course of business);

(l) suffered any damage, destruction or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(m) made any change in its cash management practices or in any method of accounting or accounting policies;

(n) directly or indirectly engaged in any transaction or entered into any arrangement with any officer, director, relative of any officer or partner or other Affiliate of Shamir;

(o) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(p) amended its Organizational Documents;

(q) acquired any business, line of business or Person by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(r) settled any action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding; or

(s) entered into any Contract or committed or agreed, whether orally or in writing (whether or not such Contract, commitment or agreement is legally binding), to do any of the foregoing.

4.15 No Affiliate Transactions. Except as set forth on Schedule 0, none of Shamir nor any of its Affiliates is a party to any agreement, lease, loan, Contract, commitment or transaction with the Company, or has any ownership interest (other than through the Company) in any property, real or personal or mixed, tangible or intangible, owned or used in the business of the Company, or relating to, the Company Business, the Material Permits, asset or properties (including without limitations, the Company's Intellectual Property), or otherwise affecting this Agreement and/or the transactions contemplated hereby and thereby.

4.16 Litigation. There is no judgment against the Company, no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the Company’s knowledge any investigation by) any governmental authority pending or, to the Company's knowledge, threatened against or affecting either the Company or the Company Assets, or the Company's Intellectual Property or the ability of the Company to conduct the Company Business or to carry out its obligations under this Agreement or any related instrument, or, to the Company's knowledge, threatened against any present or former officer, director, or employee of the Company in his or her capacity as such, and there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by the Company currently pending or which the Company intend to initiate.

4.17 Insurance. Schedule ..אצמנ אל הינפהה רוקמ !האיגש0 sets forth a complete and true description of all insurance policies which the Company holds or otherwise relating to the business of the Company. Such policies shall not, pursuant to their terms, in any way be materially and adversely affected by, or terminate or lapse by reason of this Agreement or the transactions contemplated hereby. Such policies are of the type and provide coverage for the operations conducted by the Company and of a scope and coverage consistent with customary industry practice of similarly situated companies and are sufficient for compliance in all material respects with all applicable Laws and Contracts to which the Company is a party or by which it is bound. All such policies are in full force and effect, all premiums due and payable thereunder have been paid, and no notice of cancellation or termination of such policy has been received. The Company is in compliance in all material respects with all such policies, and the Company is not in material default under any of its obligations under any such policies, or has otherwise failed to comply with, in any material respect, any material provision contained in any such policies. There are no claims pending by or against the Company under any such insurance policies. Such policies are valid, outstanding and enforceable in accordance with their terms, and will remain in full force and effect through the Closing and for a period of six (6) months thereafter. No termination of any such policy has been, to the knowledge of Company, threatened.

4.18 Employees and Independent Contractors Matters.

(a) Employees. Schedule .אצמנ אל הינפהה רוקמ !האיגש0 of the Disclosure Schedule sets forth a true and complete list of the names of all employees engaged in all aspects of the Company Business by the Company as of the date hereof (the “Company Employees”). Schedule ..אצמנ אל הינפהה רוקמ !האיגש0(i) further includes a list containing each such Person’s job title or function, date of employment agreement, current salary or hourly wage, benefits and other remunerations, as well as the I.D number or such Person’s identification number, and any incentive or bonus arrangement with respect to such Person then in effect. All such data concerning the Company Employees is correct as of the date hereof and as of the Closing Date. Except as disclosed in Schedule .אצמנ אל הינפהה רוקמ !האיגש0, the Company is not a party to any written or unwritten agreements, arrangements or commitments with any Company Employees, or any in effect agreements, arrangements or commitments with any former employees of the Company. Except as disclosed in Schedule .אצמנ אל הינפהה רוקמ !האיגש0(ii), the Company has not received any information that would reasonably lead it to believe that any Company Employee intends to terminate his/her employment with the Company.

(b) Independent Contractors. Schedule 0 of the Disclosure Schedule sets forth a true and complete list of the names of all and independent contractors currently engaged in all aspects of the Company Business by the Company as of the date hereof (the “Independent Contractors”). Except as disclosed in Schedule 0 to the Disclosure Schedule, the Company is not a party to any written or unwritten agreements, arrangements or commitments with Independent Contractors or any in effect agreements, arrangements or commitments with any former independent contractor of the Company. The Company has not received any information that would reasonably lead it to believe that any Independent Contractor intends to terminate his/her service with the Company. To the best knowledge of the Company, no employee-employer relationship exists between the Company and any Independent Contractor.

(c) Employment Relations. With respect to the Company Employees: (i) the Company is in all material respects in compliance with all mandatory applicable laws relating to employment practices, terms and conditions of employment, (ii) no collective bargaining agreement, extension order (tzavei harchava) or other similar collective labor contracts is currently in effect or being negotiated, the Company has no obligation to negotiate any other collective bargaining agreement and, to the knowledge of the Company, there is no indication that any Company Employees desire to be covered by a collective bargaining agreement, all other than extension order (tzavei harchava) that are generally applicable to employees in the State of Israel, (iii) there is no representation claim or petition pending before the any labor agency or court of which the Company has been notified and, to the best knowledge of the Company, no question concerning representation has been raised or threatened and (iv) no notice has been received by the Company of any complaint filed against the Company claiming that the Company has violated any applicable employment standards, human rights or other labor legislation or of the intent of any governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of the Company Employees, and no such investigation is in progress.

(d) Schedule 4.18(d) of the Disclosure Schedule sets forth a true and complete list of all Company Plans. For purposes of this Agreement, “Company Plans” means all employee benefit plans, programs and arrangements and any other bonus, option, equity purchase, equity or equity-based, incentive, deferred compensation, retirement, pension, supplemental retirement, health, life or disability insurance, dependent care, severance, termination, separation, retention, employment, change-in-control and other similar fringe or employee benefit plans, programs or arrangements sponsored, maintained or contributed to by any Company and its Affiliates. Each Company Plan has been established, operated and administered in compliance with its terms and complies in form and in operation with all applicable Laws.

(e) Except as set forth on Schedule .Nvמ2 N'? 77י2nnn רוקמ !nNיarz70, the consummation of the transactions contemplated by this Agreement will not entitle any employee or independent contractor or services provider of the Company to severance pay or accelerate the time of payment or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Contract between such Person and the Company or Company Plan (except in connection to severance pay with regard to employees which the terms of their respective employment agreements entitle them to such payment upon voluntary resignation) or result in any payments being treated as "parachute payments" for purposes of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code").

(f) All current and prior employees and all consultants of the Company are parties to undertakings of confidentiality, non-competition and assignment of Intellectual Property in favor of the Company

(g) Except as set forth in Schedule 0 hereto, all of the employees are subject to termination upon up to thirty (30) days prior written notice under the termination notice provisions included in employment/engagement agreements or applicable Law. Except as set forth in Schedule 0 hereto, all employees are subject to Section 14 Arrangement pursuant to the Severance Pay Law (5723-1963) from the commencement date of their employment and on the basis of their entire determining salary.

(h) All amounts that the Company is legally or contractually required either: (a) to deduct from its employees’ salaries or to transfer to their pension or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds; or (b) to withhold from their salaries and benefits and to pay to any governmental authority as required by the Israeli Income Tax Ordinance and/or the National Insurance Law, or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment, except in the ordinary course of business and in accordance with the provisions of the employment agreements and applicable law. There are no outstanding, pending, or to the Company’s knowledge, threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits against the Company, its directors, officers or agents pursuant to or under any applicable rules, regulations, or laws, including, but not limited to pension plans, unemployment insurance, income tax, employer health tax, labor relations, occupational health and safety, human rights and workers’ compensation.

(i) Provision for severance pay and accrued vacation days due to the employees has been made according to GAAP in the Financial Statements, and the Company is not aware of any circumstance whereby any employee may have the right to demand any claim for compensation on termination of employment beyond the statutory or contractual rights to which such employee is entitled, including severance pay.

4.19 Compliance with law. The Company is in compliance in all material respects with all applicable laws, judgments, Permits, certificates and other approvals, related to the conduct of the Company Business and the exploitation and rights of the Company's Intellectual Property and its assets and properties.

4.20 Accounts Receivable. Since the date of the Financial Statements, the Company has collected its accounts receivable, and paid its accounts payable, in the ordinary course, consistent with past practice. A complete and correct list of all outstanding accounts receivable of the Company as of the signing date is set forth on Schedule 0 of the Disclosure Schedule. All accounts receivable of the Company (collectively, the “Accounts Receivable”) represent bona fide sales actually made or services actually performed in the ordinary course of business.

4.21 Inventories. All inventories of the Company, as of the date hereof, are reflected in Schedule 0(i), and such inventories consist of items of a quality and quantity usable and saleable in the ordinary course of business, subject to reserves for obsolete, excess, or slow-moving items as reflected in the Financial Statements or as otherwise disclosed in Schedule Schedule 0(ii). All inventories are owned by the Company free and clear of any Liens.

4.22 Customer and Suppliers.

(a) Schedule 0 sets forth a complete and accurate list of the customers of the Company.

(b) Schedule 00 sets forth complete and accurate list of the suppliers of the Company. No supplier of the Company has, during the twelve (12) months preceding the date hereof, cancelled, suspended or terminated its relationship with the Company, or requested the Company to materially change the terms of engagement, or advised the Company of its intention to cancel, suspend or terminate its relationship with the Company.

4.23 Warranty Matters. The Company has not given or made any warranties to third Persons with respect to any services of the Company, except for warranties granted in the ordinary course of business and substantially in the form attached hereto as Schedule 0 of the Disclosure Schedule. Any services provided by the Company have been in conformity in all material respects with all applicable contractual commitments.

4.24 Bank Accounts and Safe Deposit Boxes; Powers of Attorney. Schedule 0 of the Disclosure Schedule sets forth a true and complete list of (i) all accounts at banks and other financial institutions maintained by or for the use of the Company, together with the names of authorized signatories thereof on each such account; (ii) the location of all safe deposit boxes (and all keys thereto) maintained by or for the Company, together with the names of the individuals with authorized access thereto, and (iii) all personal guarantees provided by Shamir of any of its Affiliates in connection with such accounts specified under the foregoing clause (i). There are no outstanding powers of attorney executed on behalf of the Company.

4.25 Broker, Finder Expenses. Other as set forth in Schedule 0, No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions consummated hereunder.

4.26 Accuracy of Information; Disclosure. Neither this Agreement nor any schedule, statement, or certificate furnished by or on behalf of the Company or Shamir to Buyer in connection with this Agreement or any of the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SHAMIR

Shamir represents and warrants to Buyer as follows. The Buyer shall be entitled to rely on all such representations and warranties regardless of any investigation by it or on its behalf.

5.1 Legal Capacity; Authority. Shamir has all requisite power, authority and legal capacity to execute and deliver this Agreement, and any related instrument, and to perform its obligations hereunder and thereunder. This Agreement and each other instrument and agreement to be executed and delivered by it hereunder or thereby constitutes the valid and legally binding obligations of Shamir, enforceable against it in accordance with its respective terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights. Shamir has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

5.2 No conflict. The execution and delivery by Shamir of this Agreement and the performance of its obligations hereunder do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default of Shamir under any Contract to which Shamir is a party or by which it is bound, (ii) require Shamir to obtain any consent, approval or action of, make any filing with, or give any notice to, any Person, including any consent, license, permit, grant or other authorization of any Governmental Authority, (iii) contravene any law or judgment applicable to Shamir, or (iv) violate, conflict with, result in a breach of or default by Shamir (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any part of the share capital of the Company under any provision of any Contract or obligation to which Shamir is a party or by which he is bound.

5.3 Ownership and Title. Shamir is the sole owner of the Company Shares (except for such shares held by the Minority Shareholder as described herein) and Capital Notes, free and clear of any Liens, and Shamir will transfer to Buyer at the Closing or upon consummation of the First Put Option and/or the Second Put Option and/or the Call Option, as applicable valid ownership and title to such Company Shares and Capital Notes, free and clear of any Liens. All such Company Shares and Capital Notes to be sold by Shamir hereunder shall are and shall be upon the transfer thereof duly authorized, validly issued and non assessable and fully paid. Shamir has valid and marketable title to the Company Shares and Capital Notes, and the sale and transfer of such Company Shares to Buyer hereunder will vest title to such Company Shares and Capital Notes with the Buyer free and clear of any Liens. No share certificates were issued to Shamir in connection with its holdings and ownership of any Company Shares.

5.4 Litigation. There is no judgment against Shamir related to its Company Shares, and no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any Governmental Authority pending or, to the knowledge of Shamir, threatened, affecting Shamir’s Company Shares or the ability of Shamir to carry out its obligations under this Agreement or any related instrument.

5.5 Compliance with law. Shamir is in compliance, in all material respects, with all applicable Laws, judgments, permits, certificates and other approvals, all to the extent related to the conduct of the Company Business and its ownership of its Company Shares.

5.6 Solvency. Shamir is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with Shamir’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Share Purchase and the other transactions contemplated hereunder shall not constitute a fraudulent transfer by Shamir under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of Shamir.

5.7 Broker, Finder Expenses. Other as set forth in Schedule .Nצמ2 Nל 77י2nnn 717מ !nNיarv, No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission from Shamir in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions consummated hereunder.

5.8 Withholding Information. All information provided, or to be provided, to Buyer or to the ITA by or on behalf of Shamir for purposes of enabling Buyer or the ITA to determine the amount of Tax to be deducted and withheld, if any, from the consideration payable to Shamir pursuant to this Agreement and for the ITA to issue a Valid Tax Certificate, is and will be fully true, correct and complete when provided and provides full disclosure of all the relevant facts relating to Shamir.

5.9 Acquisition of Ondas Stock.

(a) To the extent issued hereunder, Shamir is receiving Ondas Stock is doing so for investment solely for Shamir’s own account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.

(b) Shamir as receipt of Ondas Stock: (i) has such knowledge and experience in financial and business matters that Shamir is capable of evaluating the merits and risks of the acquisition of the Ondas Stock, and (ii) has consulted with counsel and other advisors prior to entering into this Agreement.

(c) Shamir understands that it must bear the economic risk of the receipt of the Ondas Stock for an indefinite period.

(d) Shamir understands that the book entry statement evidencing the Ondas Stock issued hereunder will bear restrictive legends prohibiting the transfer thereof, except in compliance with applicable state and federal securities laws (and may not be transferred of record except in compliance therewith).

(e) Shamir has had an opportunity to ask questions and receive answers concerning the capitalization of Ondas Holdings, the terms of this Agreement and the financial condition and operations of Ondas Holdings and its subsidiaries, and has had full access to such other information concerning Ondas Holdings and its subsidiaries as Shamir has requested.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

In connection with the purchase of the Shares by Buyer, each of the Buyer and Ondas Holdings hereby represents and warrants as follows.

6.1 Existence and Corporate Authority. Ondas is a corporation duly organized and validly existing under the laws of state of Nevada. Ondas has the requisite power and authority to carry on its business as presently being conducted. Ondas has all requisite power and authority to execute and deliver this Agreement, and each other instrument and agreement to be executed and delivered by it hereunder or thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution and delivery, the performance and consummation by Ondas have been duly and validly authorized and approved by all required action of Ondas, and no other corporate proceedings on the part of Ondas are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement and each other instrument and agreement to be executed and delivered by it hereunder or thereby constitutes the valid and legally binding obligations of Ondas, enforceable against Ondas in accordance with its respective terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights.

6.2 Consents and Approvals; No Violations. Except as set forth on Schedule 6.2, the execution and delivery by Ondas of this Agreement and each other instrument to be executed and delivered by it hereunder, the performance by Ondas of its respective obligations hereunder and thereunder and the consummation by Ondas of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the lapse of time or both violate, conflict with or result in a breach of or default by Ondas under any provision of their organizational documents or of any Contract to which Ondas is a party or by which it or any of its assets or properties.

6.3 Status of Ondas Stock. Any Ondas Stock received by Shamir pursuant to this Agreement, if and when issued, will be duly authorized, validly issued, fully paid and nonassessable. The Ondas Stock will be free from any pre-emptive rights or other restrictions on transfer (including any restriction against pledging or hedging transactions) other than those imposed under this Agreement, applicable federal and state securities laws and any liens or encumbrances imposed on Shamir. Assuming the accuracy of the representations of Shamir in Section 5.9 of this Agreement, the Ondas Stock will be issued in compliance with all applicable US securities Laws.

6.4 Broker, Finder Expenses. Other as set forth in Schedule 6.4, No broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission from Ondas in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions consummated hereunder.

ARTICLE 7- COVENANTS AND AGREEMENTS PRIOR TO CLOSING

7.1 Ordinary Course. During the period from the date of this Agreement through the earlier of (x) the termination of this Agreement in accordance with its terms, and (y) the Closing Date, except as consented to in writing by Buyer, the Company shall (and Shamir shall cause the Company to) carry on its business in the normal and regular ordinary course in accordance with past practice and make its reasonable commercial efforts to preserve its business, assets and goodwill intact, and continue to retain the services of its current employees and service providers, and without derogating from the foregoing, the Company shall not (i) except as otherwise provided in this Agreement make any deviations from the existing terms of employment/engagement and (ii) take any of the actions set forth in Sections 4.14(a) – 4.14(s).

7.2 Further Assurances. Each of the Parties agrees to use its reasonable best efforts to cooperate fully and in good faith in order to fulfill, and obtain all required governmental and regulatory, third Person and internal corporate (or equivalent) approvals, consents and/or waivers, in connection with, the consummation of the transactions contemplated by this Agreement and any related instruments, in order to allow to consummate the transactions contemplated hereunder as soon as possible.

7.3 No-Publication. Each Party hereto will not disclose to any Person the existence of this Agreement and the consummation of the transactions contemplated hereunder, and any and all press releases and other widely-disseminated public disclosure by a Party hereto concerning the existence or terms of this Agreement or the transactions contemplated hereby from and after the date hereof will be subject to prior coordination with, review by and approval of the other Parties; except for (i) permitted disclosure to any of the Parties’ advisors and consultants on a need to know basis (such as accountants and legal counsels), (ii) to the extent a Party is required to make an announcement pursuant to any applicable Law or stock exchange rule or court order, or (iii) to competent court, in order to enforce the provisions of this Agreement and/or any of the related and ancillary documents hereto; provided that in connection with (ii) and (iii), the disclosing Party provides the other party a copy of such proposed disclosure and provides the other Party a reasonable period of time to review and provide comments to such disclosure. The provisions of this Section 7.3 shall survive the termination of this Agreement or the Closing as applicable.

7.4 D&O Insurance Policy. The Company shall, on or prior to the Closing Date, purchase insurance coverage for the D&O Indemnitees (“D&O Policy”), the cost of which shall not be deemed to constitute a Transaction Expense, to become effective at the Closing, which shall provide the D&O Indemnitees with customary coverage, and be reasonably acceptable to Buyer, provided however, that to the extent that despite the Company’s efforts such D&O Policy cannot be obtained prior to Closing, the Company shall acquire such D&O Policy within 30 days from the Closing.

7.5 Exclusivity. From the date hereof until the earlier of termination or the Closing Date, neither the Company nor Shamir, nor any of their Affiliates or representatives, shall, directly or indirectly, (i) solicit, initiate, facilitate, or continue any inquiry, discussion, or negotiation regarding a Restricted Transaction (as defined below); (ii) provide any information to, or enter into any agreement or understanding with, any Person (other than Buyer or its Affiliates) concerning a Restricted Transaction; or (iii) approve, recommend, or accept any proposal for a Restricted Transaction. “Restricted Transaction” means any transaction, inquiry, or offer involving the sale or issuance of Company shares or the sale, transfer, license, or disposition of any Company assets, except in the ordinary course of business and/or as permitted hereunder; provided, however, that “ordinary course of business” excludes any transaction or series of related transactions involving assets valued over $50,000 or the grant of any security interest or Lien in any material asset. The Company and/or Shamir shall immediately terminate any ongoing discussions with third parties regarding a Restricted Transaction and promptly notify Buyer in writing of any inquiry or offer received, including the identity of the third party. Any breach of this Section entitles Buyer to seek specific performance, injunctive relief, and/or termination of this Agreement, in addition to any other available remedies.

ARTICLE 8- COVENANTS AND AGREEMENTS FOLLOWING TO CLOSING

8.1 Restrictive Covenants. Without derogating from any of the provisions set forth in this Agreement, and in addition to, each of Shamir and Ondas undertakes and agrees towards the Company and the Buyer or Shamir, as applicable, effective commencing as of the Closing Date, as follows:

(a) Non-Compete.

(i) Shamir undertakes that until the earlier of (i) the fourth anniversary of the Closing hereunder, and (ii) the expiration of a 2-year period since the date on which it shall not hold any shares in the Company (the “Shamir Restricted Period”), none of Shamir nor any of its Affiliates will compete in the development and/or manufacturing of, precision optical elements which compete with the Company’s operations anywhere in the world. For the purposes of this Agreement, the term “compete” shall mean engaging or having any interest, directly or indirectly through any Affiliate, partnership, joint venture or agent (other than the Company), for its own account or as an owner, shareholder, operator, manager, employee, officer, director, partner, venture partner, investor, advisor, consultant or similar capacity of or to any Person (but specifically excluding through its holdings in the Company).

(ii) Ondas undertakes, that until the earlier of (i) the fourth anniversary of the Closing hereunder, and (ii) the expiration of a 2-year period since the date on which it shall not hold any shares in the Company (the “Ondas Restricted Period”), none of Ondas nor any of its subsidiaries will, unless through the Company: (X) develop internally, or (Y) acquire in any manner any equity or similar interest in a business engaged in the development and/or manufacturing of precision optical elements which compete with the Company’s operations (except for internal use, and not for the purpose of making sales to third parties) (a “Competing Business”), provided that the foregoing shall not prevent Ondas or any of its subsidiaries from acquiring any such interest to the extent ancillary to the acquisition of another business, and Ondas shall then in good faith make efforts to merge such ancillary activities into the activities of the Company, and further provided, that to the extent that Ondas shall offer the Company to acquire such Competing Business through the Company and Shamir did not approve such acquisition in accordance with the provisions of the Amended Articles, Ondas’ undertakings under this Section 8.1(a)(ii) shall not apply with respect to such specific acquisition.

(b) Non-Solicitation. During the period commencing on the date hereof and ending upon expiration of the Shamir Restricted Period with respect to Shamir or the Ondas Restricted Period with respect to Ondas, as applicable, each of Shamir and Ondas covenants and agrees not to (including via its Affiliates): (i) employ, retain the services, solicit, seek to employ or seek to retain the services of any Person who is at that time or was within the previous two (2) years providing services to the Company, as an employee, consultant or contractor, or employee of such a consultant or contractor (any such Person, a “Subject Person”), (ii) persuade, induce or attempt to persuade or induce any Subject Person to leave his/her employment or to refrain from providing services to such party or (iii) cause or authorize any Person to do any of the foregoing.

(c) Enforcement. The Parties intend that the provisions of this Section 8.1 be enforced to the fullest extent permissible under applicable Law in each jurisdiction where enforcement may be sought, and that the unenforceability of any provision shall not impair the remainder of this Section 8.1. If any court determines that the restrictions are unreasonable, the Parties agree that such court may substitute the maximum reasonable period, scope or geographic area and revise the restrictions to cover the maximum extent permitted by law. Shamir acknowledges that these restrictive covenants, including their duration, are necessary to protect the proprietary interests and legitimate business interests of the other Parties, and that the Aggregate Consideration constitutes consideration for Shamir obligations under this Section 8.1. Shamir expressly acknowledges that the restrictive covenants set forth in this Section 8.1, including the duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the other Parties, and that the Aggregate Consideration hereunder, payable to Shamir, and any components thereof, are consideration, inter alia, for Shamir’s obligations and undertakings under this Section 8.1.

8.2 Confidentiality. Each of the Parties undertakes and agrees keep secret and to treat with confidentiality the Confidential Information and not to disclose any Confidential Information to any person or entity whatsoever or to use any Confidential Information for any purpose whatsoever, except for the benefit of the Company (if applicable), provided however, that in the event that any of Party shall be legally required (by formal questioning by any Governmental Authority, or, in the written opinion of his/its legal counsel, by applicable Law) to disclose any Confidential Information, such Party shall immediately notify the Company of such request or requirement prior to disclosure with a copy of such proposed disclosure, if applicable, and the Company a reasonable period of time to review and provide comments to such disclosure and/or seek an appropriate protective order with the reasonable assistance of Party. If such order is not timely obtained, only such portion of the Confidential Information as specifically required shall be disclosed.

8.3 Nasdaq Listing. Buyer shall cause the shares of the Ondas Registerable Securities, if and when issued, to be approved for listing on Nasdaq, subject to official notice of issuance.

8.4 Waiver of Claims.

(a) In consideration of the mutual covenants and agreements contained herein, commencing as of, and subject to, the Closing, Shamir (on behalf of himself and any of his successors, heirs, assigns, executors and administrators) hereby irrevocably releases and forever discharges the Buyer and the Company, and their respective Affiliates, predecessors, directors, officers, employees and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Buyer Released Persons”) of and from any and all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity (collectively, “Shareholders' Claims”) which Shamir ever had and now has, or may have in the future in connection with any events or circumstances occurring prior to the Closing Date against the Buyer Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any state of facts or matter relating to Shamir and the Company (whether in his capacity as a shareholder, officer, director or employee, pursuant to the provisions of any Contract or the provisions of applicable Law) or this Agreement (other than as specifically provided for herein), all to the extent arising at any time on or prior to the Closing Date, and the Buyer Released Persons shall not have liability with respect thereto, provided however the aforementioned shall not apply with respect to any Shareholders Claims in any kind whatsoever in connection with, or in relation to the performance (or nonperformance) by Buyer (or anyone acting on its behalf) of its obligations and undertakings in accordance with the provisions of this Agreement.

8.5 Appointment of CEO. The Parties agree to cooperate and act in good faith, in accordance with the provisions of the Amended Articles, so that a new Chief Executive Officer is appointed to the Company within 90 days from the Closing Date. Until such an appointment of a new CEO, Shai Spiegler shall remain the CEO of the Company.

8.6 Shamir’s Employees. The Parties agree and undertake that the Company shall make offers of employment to up to 10 members of Kibbutz Shamir who are currently involved in the Company’s operations through Shamir, under such terms which shall in general be not less favorable than the consideration paid to them in connection therewith by Kibbutz Shamir.

8.7 Location of the Company’s Facilities. The Parties agree and acknowledge that until the end of the calendar year 2030, the Company shall maintain a facility in the Upper Galilee in the State of Israel.

8.8 Employment Agreements. The Parties agree and acknowledge that following the Closing, the Company and the Parties shall cooperate in order to ensure that all of the Company’s employees and consultants are subject to customary employment/service agreements, which include, inter alia, customary confidentiality, intellectual property assignment, non-compete and non-solicitation undertakings.

ARTICLE 9- SURVIVAL; INDEMNITY; LIMITATIONS

9.1 Survival. The representations and warranties of the Parties contained in this Agreement will survive the Closing with respect to the representations made under Article 4 for 24 months thereafter and with respect to the representations made under Article 5 for 12 months thereafter (“Rep Indemnifications Period”); provided, however, that the representations and warranties under Sections 4.1 (Existence), 4.2 (Corporate Authority), nי2פnn רnקn !nNיarv .Nצמ2 N'24.3 (Consents and Approvals; No Violation), 4.4 (Capitalization), 4.10 (Intellectual Property) and 4.13 (Taxes; Assessments) and the representations and warranties under Sections 5.1 (Legal Capacity; Authority), 5.2 (No Conflict), and 5.3 (Ownership and Title) (“Fundamental Representations”) shall survive the Closing until the expiration of the statute of limitations applicable to the subject matter underlying such Fundamental Representation (after giving effect to the pendency of any litigation or dispute resolution process in relation thereto); all except for claims for any Damages resulting from fraud or willful representation. All covenants and agreements to be performed in whole or in part after the Closing Date shall survive in accordance with their terms. The right to indemnification hereunder shall not be limited or affected by any diligence conducted or knowledge acquired by any Party, before or after the execution of this Agreement or the Closing.

9.2 Indemnification.

(a) Notwithstanding anything to the contrary under this Agreement or applicable law and, subject to the limitations set forth in this ARTICLE 9, Shamir and the Company, jointly and severally (unless specifically set forth otherwise herein below, and subject however to the limitations and provisions herein below) (as applicable, the “Indemnifying Party”) shall indemnify, defend, and hold harmless Ondas and its officers, shareholders, directors, employees and Affiliates (“Indemnified Parties”) against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees and expenses), provided, however, that the foregoing shall not include any punitive damages, unless payable by the Indemnified Parties as a result of a claim made by any third parties and for which such Indemnified Parties are entitled to indemnification pursuant to Article IX (“Damages”), incurred or suffered by the Indemnified Parties in any way as a result of, relating to or arising out of:

(i) any failure of any representation or warranty in this Agreement or in any certificate, Schedule or Exhibit to this Agreement made by the Company, to be true and correct;

(ii) any failure of any representation or warranty in this Agreement or in any certificate, Schedule or Exhibit to this Agreement made by Shamir, to be true and correct;

(iii) any breach of any covenant or agreement of the Company (specifically excluding, for the avoidance of doubt, matters included in section 9.2(a)(i));

(iv) any breach of any covenant or agreement of Shamir.

(iv) any failure of the Closing Financial Certificate to be true and correct;.

Notwithstanding anything to the contrary hereunder, Shamir alone shall be the Indemnifying Party with respect the foregoing clauses (ii) and (iv).

(b) For the sole purpose of determining the amount of any Damages (and not for determining whether a breach of a representation or warranty has occurred), the representations and warranties of the Company and Shamir shall be deemed to not be qualified or limited by any references to materiality or Material Adverse Effect.

(c) Notwithstanding anything to the contrary under this Agreement or applicable Law, the Indemnified Parties shall not be entitled to any indemnification pursuant to Section 9.2(a)(i) (other than claims for any Damages resulting fraud or willful misrepresentation): (X) until the aggregate amount of all such Damages that would otherwise be indemnifiable equals or exceeds $60,000 (the “Basket”), at which time the Indemnified Parties shall be entitled to indemnification for the full amount of all Damages (including all Damages incurred prior to exceeding the Basket), and (Y) for amounts exceeding, in the aggregate, the value of the Aggregate Consideration actually invested or paid, as applicable, by Ondas, all subject to section 9.2(g).

(d) Notwithstanding anything to the contrary under this Agreement or applicable law, following the Closing, the rights of any Indemnified Party to recover any amounts pursuant to this ARTICLE 9 shall be the sole and exclusive monetary remedy of the Indemnified Parties for any breaches by either the Company and Shamir of any representation and warranty set forth under this Agreement, except for liabilities arising out of or based on fraud or willful misrepresentation and, for the avoidance of doubt, equitable remedies to enforce their obligations under this Agreement.

(e) In no event shall the Indemnifying Party seek contribution or any other legal, financial or equitable relief from the Company, Buyer or any of their Affiliates, in respect of such Indemnifying Party’s indemnification obligations.

(f) Subject to Section .Nצמ2 N'? nי2nnn 71קn !nNיatv, it is clarified and agreed that, unless the liability is of Shamir alone as specifically stated above, an Indemnified Party may elect to pursue indemnification from the Company, Shamir or any or both of them, jointly and severally in each case, at the discretion of such Indemnified Party, provided however, than in no case will an Indemnified Party shall entitled to be indemnified more than once for the same Damages.

(g) Limitations on Claims against Shamir. Notwithstanding anything to the contrary in this Section ARTICLE 9, an Indemnified Party may only make an indemnity claim against Shamir under this ARTICLE 9 for a breach of any representations and warranties made by, or in relation to, the Company, if it had first made a claim against the Company which was either not rejected by the Indemnifying Parties and/or ruled in favor of the Indemnified Party, and such Indemnified Party was not reasonably successful in collecting the damages or losses ruled to be due to it from the Company. It is clarified that the preceding sentence shall not apply to a breach of representations and warranties regarding Shamir itself and its Affiliates (other than the Company). In such event, if an Indemnified Party is seeking indemnification from Shamir for breach of any of the Company’s representations and warranties which are not Fundamental Representations, the indemnification amount which Shamir shall be liable for shall be limited for amounts not exceeding, in the aggregate NIS3,000,000 and if the Indemnified Party is seeking indemnification from Shamir for breach of any of the Company’s representations and warranties which are Fundamental Representations, the indemnification amount which Shamir shall be liable for shall be limited for amounts not exceeding, in the aggregate the value of the Aggregate Consideration actually invested or paid, as applicable, by Ondas (other than claims for any Damages resulting fraud or willful misrepresentation).

9.3 Right of Offset. Any of the Indemnified Parties may collect and recover any and all Damages with respect to which it is entitled to be indemnified under this ARTICLE 9 by exercising self-help remedies and unilaterally setting off such Damages against any amounts (including without limitation, in cash or in Ondas Stock) owed by Buyer hereunder or pursuant to the provisions hereof.

9.4 Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Aggregate Consideration for any purpose whatsoever, including Tax purposes, unless otherwise required by Law.

ARTICLE 10- TERM AND TERMINATION

This Agreement shall become effective as of the date hereof and thereafter shall remain in full force and effect until terminated in accordance with the provisions hereof. This Agreement shall be terminated only prior to the Closing, upon the first to occur of the following events: (a) the written agreement of the Company and the Buyer, (b) upon a written notice by either the Company or the Buyer to the other Parties, provided such Party making the notice is not in material breach of its obligations or representations hereunder, and provided such notice can only be made following the date which is 30 days from the date of this Agreement, to the extent that the Closing has not yet been consummated. The termination of this Agreement for any reason shall not in any way affect or be deemed to affect (i) any obligation of either party having accrued prior to the termination hereof or (ii) any right or obligation which, by its terms, is to survive the termination of this Agreement.

ARTICLE 11- MISCELLANEOUS

11.1 Communications. All notices or other communications hereunder shall be in writing and shall either be given in person, sent by electronic mail, sent by registered mail (registered international air mail if mailed internationally), sent by an overnight courier service which obtains a receipt to evidence delivery, or those given by electronic mail (provided that written confirmation of receipt is provided), addressed as set forth below:

If to the Buyer, to:

Ondas Holdings Inc

One Marina Park Drive, Suite 1410

Boston, MA 02210

Attention: Eric Brock

Email:[***]

With a copy to (which copy shall not be deemed as a notice for the purposes hereof):

Shibolet & Co.,

4 Yitzhak Sadeh St. Tel Aviv 6777504

Email: [***]

Attention: Einat Weidberg Adv

If to the Company, to:

Smart Precision Optics S.P.O LTD.

Kibbutz Shamir

D.N Upper Galil 1213500

Israel

Attention: Shai Spiegler

Email: cal@shamir.biz

With a copy to (which copy shall not be deemed as a notice for the purposes hereof):

monjed@spo.tech

With a copy to (which copy shall not be deemed as a notice for the purposes hereof): gizbar@shamir.biz or such other address as any Party may designate to the others in accordance with the aforesaid procedure. All notices and other communications delivered in person or by courier service shall be deemed to have been given as of the date of actual delivery, those given by electronic mail shall be deemed given twenty-four (24) hours following transmission, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given five (5) business days after posting with a proof of delivery.

11.2 Successors and Assigns. Except as specifically permitted hereunder, neither Party to this Agreement shall sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement, without the prior written consent of the other Parties, except for assignment by Buyer to any Affiliate of Buyer, subject to a written notice to the other Parties hereto (and provided that such assignment shall not relieve the original Buyer, i.e., Ondas Holdings, Inc., from its obligations hereunder). This Agreement shall be binding upon and inure to the benefit of and be enforceable the parties hereto and their respective successors and assigns.

11.3 Fees and Expenses. As between the Parties hereto, each Party shall be responsible for the fees and expenses (including legal, accountants’ and financial advisors’ fees and expenses) of itself in connection with the preparation, negotiation, execution and delivery of this Agreement, and any document required to be executed by such Agreement, and otherwise in connection with the consummation of the transactions contemplated hereby.

11.4 Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to either Party upon any breach or default by the other Party under this Agreement shall impair any such right, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

11.5 Entire Agreement. This Agreement (together with the schedules and exhibits attached hereto and the schedules and exhibits attached thereto) contains the entire understanding of the parties with respect to its subject matter and all prior negotiations, discussions, commitments, and understandings heretofore had between them with respect thereto are merged herein.

11.6 Amendment. Subject to applicable Law, the parties hereto may amend this Agreement by authorized action at any time prior to the Closing pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by applicable Law, Buyer and the Shareholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Buyer and the Shareholders’ Agent.

11.7 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties, any legal or equitable rights under this Agreement.

11.8 Headings and Counterparts. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding its choice of law provisions. The Parties hereby irrevocably agreed that the competent courts located in Tel Aviv, Israel, shall have exclusive jurisdiction over any action or dispute arising out of or in relation to this Agreement.

11.10 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

11.11 Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that each Party hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which together constitute one and the same instrument. Delivery of signed counterparts by electronic means (including, without limitation, electronic delivery in PDF format) shall be effective to bind the parties.

[Remainder of page intentionally left blank]

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute this Agreement as of the date first above written.

COMPANY:

/s/ Monjed Abu Awad & /s/ Shai Spiegler
Smart Precision Optics S.P.O LTD
By: MONJED ABU AWAD & By: SHAI SPIEGLER

SHAMIR:

/s/ Zamir Karmi & /s/ Shai Spiegler
Shamir Investment Entrepreneurship ACS LTD.,
By: ZAMIR KARMI & By: SHAI SPIEGLER

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute this Agreement as of the date first above written.

ONDAS HOLDINGS:

/s/ Eric Brock
ONDAS HOLDINGS INC.,
By: Eric Brock, Chief Executive Officer

Date: August 20, 2025